Exhibit (a)(38)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Notice of Change to Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

LIONS GATE ENTERTAINMENT CORP.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN FUND S.A.R.L AND DAAZI HOLDING B.V.

TO PURCHASE ANY AND ALL OF THE COMMON SHARES OF

LIONS GATE ENTERTAINMENT CORP.

For

U.S$7.00 in Cash Per Share

RECOMMENDATION TO SHAREHOLDERS

The Board of Directors of Lionsgate continues to recommend that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

June 22, 2010

FORWARD-LOOKING STATEMENTS

Certain statements in this Notice of Change to Directors’ Circular may constitute “forward-looking” statements.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group (as defined herein), actions taken by shareholders in respect of the Offer, the possible effect of the Offer on Lions Gate Entertainment Corp.’s (“Lionsgate” or the “Company”) business (including, without limitation, on the Credit Facilities and the Notes and on Lionsgate’s status under the Investment Canada Act), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on June 1, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.

CURRENCY

All dollar references in this Directors’ Circular are in United States dollars, unless otherwise indicated.  On June 21, 2010, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$0.9805 and US$1.00 = C$1.0199.

ENQUIRIES

This document is important and requires your immediate attention.  If you are in doubt as to how to respond to the Offer (as defined herein), you should consult with your investment dealer, broker, lawyer or other professional advisor.  Enquiries concerning information in this document should be directed to Lionsgate’s information agent, MacKenzie Partners, Inc. at 1-800-322-2885 (toll free in North America), 1-212-929-5500 (collect outside North America) or lionsgate@mackenziepartners.com.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Although the market for the securities of Lionsgate is the New York Stock Exchange, Lionsgate is a reporting issuer the Canadian provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities in each such province and with the United States Securities and Exchange Commission.  Continuous disclosure documents are available at www.sedar.com and www.sec.gov.

DEFINED TERMS

All capitalized terms used in this notice of change but not otherwise defined have the meanings set forth in the Lionsgate Directors’ Circular dated March 12, 2010.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

CURRENCY

ENQUIRIES

AVAILABILITY OF DISCLOSURE DOCUMENTS

DEFINED TERMS

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

DIRECTORS’ RECOMMENDATION

REJECTION OF THE OFFER

RECENT DEVELOPMENTS

REASONS FOR THE RECOMMENDATION

CONCLUSION AND RECOMMENDATION

HOW TO WITHDRAW YOUR DEPOSITED SHARES

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE OFFER

MATERIAL CHANGES IN THE AFFAIRS OF LIONSGATE

OTHER INFORMATION

STATUTORY RIGHTS

APPROVAL OF DIRECTORS’ CIRCULAR

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This notice of change (the “Notice of Change”) amends and supplements the directors’ circular (the “Directors’ Circular”) dated March 12, 2010, the first notice of change to the Directors’ Circular dated March 23, 2010, the second notice of change to the Directors’ Circular dated April 21, 2010 and the third notice of change to the Directors’ Circular dated June 4, 2010, each issued by the board of directors of Lionsgate (the “Board”) in response to the unsolicited offer by Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Hopper Investments LLC, a limited liability company governed by the laws of Delaware, Barberry Corp., a corporation governed by the laws of Delaware, Icahn Onshore LP, a limited partnership governed by the laws of Delaware, Icahn Offshore LP, a limited partnership governed by the laws of Delaware, Icahn Capital LP, a limited partnership governed by the laws of Delaware, IPH GP LLC, a limited liability company governed by the laws of Delaware, Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware, Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware, Beckton Corp., a corporation governed by the laws of Delaware, 7508921 Canada Inc., a corporation governed by the laws of Canada, Carl C. Icahn and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, relating to the offer by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and Ronald G. Atkey (the “Trustee”), in his capacity as the sole trustee of the LGE Trust (collectively, the “Offeror”), to purchase any and all of the issued and outstanding Shares at a price of $7.00 per Share in cash (the “Offer Price”) on the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated March 1, 2010, the related Letter of Acceptance and Transmittal and the related Notices of Variation and Extension, dated March 19, 2010, April 16, 2010, April 30, 2010, May 10, 2010, May 21, 2010, June 1, 2010 and June 17, 2010, (which, together with any amendments or supplements thereto from time to time, collectively constitute the “Offer”).

As a result of Carl C. Icahn’s relationship with the Offeror (other than the Trustee), Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror (Mr. Icahn and such entities, together with the Offeror, as applicable, the “Icahn Group”).

 All cash payable under the Offer will be denominated in U.S. dollars.  However, holders of Shares (the “shareholders”) may elect to receive payment in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following expiry of the Offer on which funds are provided to the depositary to pay for Shares purchased under the Offer.

The Offer is described in the notice of variation and extension filed by the Offeror with the securities regulators in Canada on June 17, 2010 (the “Notice of Variation”).  According to the Notice of Variation, the Offer will expire at 11:59 p.m., New York Time, on June 30, 2010 (the “Expiry Time”).

According to the Offeror’s notice of variation dated April 16, 2010, as at that time, the Offeror was the beneficial owner of 22,107,571 Shares, which represents approximately 18.724% of the total number of Shares outstanding.  According to the Notice of Variation, pursuant to the Offer, the Offeror has taken up 15,593,104 Shares, or approximately 13.2% of the outstanding Shares.

DIRECTORS’ RECOMMENDATION

After careful consideration, including a thorough review by the Special Committee of the Board and by the Board, in consultation with their respective financial and legal advisors, of the terms and conditions of the Offer, the Board, by unanimous vote of the directors present at a meeting held on June 16, 2010, and upon the unanimous recommendation of the Special Committee, determined that the Offer continues to be financially inadequate and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders.

Accordingly, for the reasons described in more detail below, the Board recommends that Lionsgate’s shareholders reject the Offer and NOT tender their Shares to the Offeror in the Offer.  Please see “Reasons for Recommendation” below for further detail.

If you have tendered your Shares, you can withdraw them prior to the Expiry Time.  For assistance in withdrawing your Shares, you can contact your broker or Lionsgate’s information agent, MacKenzie Partners, Inc. (“MacKenzie”), at the address, phone number and email address below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York  10016

Telephone:  (800) 322-2885 (Toll-Free)

(212) 929-5500 (Collect)

Email:  Lionsgate@mackenziepartners.com.

REJECTION OF THE OFFER

The Board of Directors of Lionsgate recommends that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

To REJECT the Offer, you do not need to do anything.  If you have tendered your Shares to the Offer, you can withdraw them at any time prior to the Expiry Time.  The Board of Directors recommends that you withdraw any tendered Shares immediately.  See “How to Withdraw Your Deposited Shares” in this Directors’ Circular.

Shareholders should consider the terms of the Offer and the recommendation of the Board contained in this Directors’ Circular carefully and come to their own decision whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult with their own investment dealer, broker, lawyer or other professional advisor. Acceptance of the Offer may have tax consequences specific to the circumstances of individual shareholders and shareholders should consult their own professional tax advisors. Enquiries concerning information in this Directors’ Circular should be directed to Lionsgate’s information agent, MacKenzie Partners, Inc. at 1-800-322-2885 (toll free in North America), 1-212-929-5500 (collect outside North America) or lionsgate@mackenziepartners.com.

RECENT DEVELOPMENTS

On June 16, 2010, the Offeror announced that a total of 12.5% of the outstanding Shares had been tendered into the Offer.  On June 17, 2010, the Offeror updated this amount to 15,593,104  shares, or approximately 13.2% of the outstanding Shares.

Also on June 16, 2010, the Special Committee met with its financial and legal advisors, as well as the Company’s management and financial and legal advisors.  During the meeting, the Special Committee and its advisors considered and discussed, among other things, the approximate number of shares tendered into the Offer, the consequences of the acquisition of shares by the Offeror, the intentions of management and the Company’s directors not to tender shares, and the continued pursuit of the Company’s strategic business plan.   The Special Committee also considered and discussed the views of both Morgan Stanley and Perella Weinberg as to the financial analyses previously presented to the Special Committee.  Following discussion, the Special Committee unanimously determined that the Offer continues to be financially inadequate and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders, and to recommend to the Board that the Board recommend that shareholders reject the amended Offer and not tender any Shares in the subsequent offering period of the Offer.

Later on June 16, 2010, the Board met with its financial and legal advisors as well as the Company’s management and the Special Committee’s financial and legal advisors.  The Board reviewed, among other things, the recommendation of the Special Committee, an update as to the number of shares tendered and likely to be tendered, the consequences of the acquisition of Shares by the Offeror, the intentions of management and the Company’s directors not to tender shares, the continued pursuit of the Company’s strategic business plan,and the views of Morgan Stanley and Perella Weinberg as to the financial analyses previously presented to the Board.  Following discussion, the Board determined, by unanimous vote of the directors present, that the Offer continues to be financially inadequate and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders, and to recommend that shareholders reject the Offer and not tender any Shares in the subsequent offering period of the Offer.

On June 21, 2010, the Company entered into an amendment of the change-of-control provisions contained in the Credit Facilities.  Prior to the amendment, a change of control would have been triggered by, among other things, any person or group acquiring ownership or control of in excess of 20% of the equity securities of the Company having voting power to vote in an election of directors to the Board of Directors.  Pursuant to the approved amendment, the change of control trigger threshold has been increased to ownership or control of in excess of 50% of such equity securities, as well as certain changes to the change of management provisions.  As a condition to the foregoing amendment, the Company shall, among other things, pay each consenting lender an administrative fee equal to 0.08% of such lender’s commitment under the Credit Facility.  The full text of the amendment will be filed with a material change report on SEDAR.

REASONS FOR THE RECOMMENDATION

After careful consideration, including a thorough review by the Special Committee of the Board and by the Board, in consultation with their respective financial and legal advisors, of the terms and conditions of the Offer, the Board, by unanimous vote of the directors present at a meeting held on June 16, 2010, and upon the unanimous recommendation of the Special Committee, determined that the Offer continues to be financially inadequate and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders.

In particular, while the acquisition of shares by the Offeror could have permitted the administrative agent of the Company’s Credit Facilities to elect to treat such acquisition as an event of default under the Credit Facilities, as discussed above, the Company has successfully negotiated an amendment to waive any such default and to amend the Credit Facilities to, among other things, increase the change-of-control threshold to require that a person or group acquire ownership or control of in excess of 50% of the equity securities of the Company having voting power to vote in an election of the Board of Directors, in exchange for a one-time amendment fee of 0.08% of the lenders’ commitments under the Senior Revolving Facility.  As a result of this successful negotiation and the fact that only 13.2% of the Shares were tendered, we do not anticipate any material liability for the Company as a result of the acquisition of Shares by the Offeror.

The Board also notes that if the Offeror were to acquire a small number of additional Shares during the subsequent offering period, our executive officers would be entitled to certain additional rights, including vesting of certain equity awards.  In the case of Mr. Feltheimer, certain severance payments would become payable should he choose to resign, but Mr. Feltheimer has assured the Board that he does not intend to do so at this time.

As a result, the Company believes that its management team will continue to be able to execute on its successful business strategy without material interference or liability as a result of the acquisition of Shares by the Offeror, and that as a result the Offer Price remains financially inadequate.

Accordingly, the Board recommends that shareholders reject the Offer and NOT tender their Shares pursuant to the Offer.

The foregoing discussion of factors considered by the Board and the Special Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer, the Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching their recommendations.  In addition, individual members of the Board and the Special Committee may have assigned different weights to different factors.  However, after weighing all of the various factors, the Board and the Special Committee made their respective recommendations by unanimous vote of the directors present.

CONCLUSION AND RECOMMENDATION

After careful consideration, including a thorough review by the Special Committee of the Board and by the Board, in consultation with their respective financial and legal advisors, of the terms and conditions of the Offer, the Board, by unanimous vote of the directors present at a meeting held on June 16, 2010, and upon the unanimous recommendation of the Special Committee, determined that the Offer continues to be financially inadequate and continues not to be in the best interest of Lionsgate, its shareholders and other stakeholders.

The Board of Directors of Lionsgate recommends that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

HOW TO WITHDRAW YOUR DEPOSITED SHARES

Shareholders who have tendered their Shares to the Offer can withdraw them at any time: (a) before their Shares have been taken up by the Offeror pursuant to the Offer; (b) if their Shares have not been paid for by the Offeror within 3 business days after having been taken up by the Offeror; and (c) before the Expiry Time.

Shareholders who hold Shares through a brokerage firm should contact their broker to withdraw Shares on their behalf. If the Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer, “Manner of Acceptance”, any notice of withdrawal must specify the name and number of the account at CDS Clearing and Depositary Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, to be credited with the withdrawn Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE OFFER

The Board has made reasonable enquiries of each director and officer of Lionsgate and their respective associates. Each of the directors and officers of Lionsgate together with their respective associates has indicated his or her intention to reject the Offer and not tender any of his or her Shares (including Shares underlying options held immediately prior to the expiry time of the Offer) to the Offer.

MATERIAL CHANGES IN THE AFFAIRS OF LIONSGATE

Except for the Notice of Variation, as disclosed in this Notice of Change or as publicly disclosed, the directors and senior officers of Lionsgate are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of Lionsgate since the date of its last published financial statements, being its audited consolidated financial statements as at and for the financial year ended March 31, 2010.

OTHER INFORMATION

Except as disclosed in the Directors’ Circular and this Notice of Change or as publicly disclosed and as set out below, no other information is known to the directors or senior officers of Lionsgate that would reasonably be expected to affect the decision of the shareholders to accept or reject the Offer.

The section of the Directors’ Circular entitled “Trading in Securities of Lionsgate”, as previously supplemented, is further supplemented with the following information:

Name	Date of Trade	No. of Shares	Price per Share	Nature of Transaction
James Keegan ………………..	June 3, 2010	100,000	$0	See Note 1

Notes:

(1)       Includes restricted share units granted by Lionsgate, payable upon vesting in an equal number of Shares that are scheduled to vest in three equal installments on June 3, 2011, June 3, 2012 and June 3, 2013.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of Lionsgate with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The content of this Notice of Change has been approved and the delivery thereof has been authorized by the Board.

CERTIFICATE

Dated: June 22, 2010

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors:

/s/ Harald Ludwig	/s/ Morley Koffman
Director	Director